Exhibit 14.1

CODE OF ETHICS
FOR SENIOR FINANCIAL OFFICERS
OF MERCER INSURANCE GROUP, INC.

It is the policy of Mercer Insurance Group, Inc. (the “Company”) that the Chief Financial Officer and Controller of the Company adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

1.             Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position.

2.             Perform assigned responsibilities with a view to causing periodic reports filed with the Securities and Exchange Commission (the “SEC”) to contain information that is accurate, complete, fair, and understandable.

3.             Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

4.             Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

5.             Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose.  Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

6.             Proactively promote ethical behavior among subordinates and peers.

7.             Use corporate assets and resources employed or entrusted in a responsible manner.

8.             Do not use corporate information, corporate assets, corporate opportunities, or one’s position with the Company for personal gain.  Do not compete directly or indirectly with the Company.

9.             Comply in all respects with the Company’s Code of Ethics for Senior Financial Officers and the Company’s Policy on Material Non Public Information and Personal Investing for Directors, Executive Officers, and Affiliates.

10.           Advance the Company’s legitimate interests when the opportunity arises.

It is also the policy of the Company that the CFO and Controller acknowledge and annually certify to the foregoing and file a copy of such certification with the Audit Committee of the Board.

The Nominating and Governance Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this policy, except for paragraph 2, with respect to which the Audit Committee shall have such power.